Exhibit 16


April 26, 1995

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549







Dear Sir:

We have read the first four paragraphs of Item 4 included in the attached Form 8-K dated April 20, 1995 of United Stationers Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/Arthur Andersen LLP